Exhibit 23.3

RP® FINANCIAL, LC. Advisory | Planning | Valuation

October 30, 2015

Boards of Directors
Putnam Bancorp, MHC
PB Bancorp, Inc.
PSB Holdings, Inc.
Putnam Bank
40 Main Street

Putnam, Connecticut 06260

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights and liquidation rights in such filings including the prospectus and proxy statement/prospectus of PB Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus and proxy statement/prospectus.

Sincerely, RP® FINANCIAL, LC.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com